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                                                                    Exhibit 23.5


(AMERICAN APPRAISAL LOGO)                                   (CHINESE CHARACTERS)
                                                                Rm 1506-10, 15/F
                                                       Dah Sing Financial Centre
                                                             108 Gloucester Road
                                                              Wanchai, Hong Kong
                                       (CHINESE CHARACTERS) Tel: (852) 2511 5200
                                       (CHINESE CHARACTERS) Fax: (852) 2511 9626
                                                   www.american-appraisal.com.hk

                                                                    PRC Offices:
                           Hong Kong - Beijing - Shanghai - Guangzhou - Shenzhen






BY FACSIMILE AND COURIER

Focus Media Holding Limited
28/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 200050
People's Republic of China


                 RE: CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We understand that Focus Media Holding Limited ("Focus Media") plans to file a registration statement on Form F-1 ("Registration Statement") with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use therein of our name and the data set forth in Schedule 1 hereto sourced from the publications of American Appraisal China Limited.


                              AMERICAN APPRAISAL CHINA LIMITED


                              By:    /s/ James Kwok
                                     -----------------------------------
                              Name:  James Kwok
                              Title: Vice President
                              Date:  April 12, 2005
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        SCHEDULE 1 to Consent Letter of American Appraisal China Limited


1.   UNDER NOTE 2(p) OF THE F-PAGES ("Fair Value of Financial Instruments"):

     The Group utilized American Appraisal China Limited ("American Appraisal"), a third party valuations firm, to determine the fair value of the mezzanine equity component and the embedded liability of the Series B convertible redeemable preference shares. The valuation analysis utilized and considered generally accepted valuation methodologies such as the current value method which incorporates certain assumptions such as the Group's expected future cash flows and discount rates.


2.   UNDER NOTE 3(l) OF THE F-PAGES ("Acquisitions"):

     The purchase price allocation and intangible asset valuations for each of the acquisitions described above were based on a valuation analysis provided by American Appraisal, a third party valuation firm. The valuation analysis utilized and considered generally accepted valuation methodologies such as the income, market and actual transaction approach.